Exhibit 99.1

Power-One Appoints Hartmut Liebel to Board of Directors

Camarillo, CA — July 24, 2012 — Power-One, Inc. (Nasdaq:PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced the appointment of Hartmut Liebel to its Board of Directors. His appointment, effective July 23, 2012, brings the number of independent directors on Power-One’s Board to six out of a total of nine Board seats.

Mr. Liebel currently serves as Executive Vice President for global electronics manufacturer Jabil Circuit, Inc. (NYSE: JBL) and as Chief Executive Officer of Jabil’s Aftermarket Services Group. Jabil Aftermarket Services provides customers with outsourced reverse logistics, repair and warranty services. Prior to joining Jabil in 2002, Mr. Liebel served as Director of Business Development at Artesyn Technologies (since acquired by Emerson Electric), a power conversion and communication subsystems manufacturer. He has also held management positions at W.R. Grace and Merrill Lynch. Mr. Liebel earned an MBA from the University of Notre Dame and holds the Charter Financial Analyst (CFA) designation.

“We are delighted to welcome Hartmut Liebel to our Board of Directors,” said Jay Walters, Chairman of Power-One. “Hartmut brings significant knowledge of global operations to Power-One, having led growth initiatives that expanded Jabil Aftermarket Services from a regional company to an industry leading worldwide service organization in less than ten years. His experience in growing a global repair and warranty service operation will be particularly beneficial as Power-One expands its service capabilities into new geographies. We look forward to his contributions as a Director.”

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters. Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes. Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers, Storage & Networking, Industrial and Network Power Systems. The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Investor Relations Contact:

Larry Clark

Investor Relations for Power-One

Investor.Relations@Power-One.com

(310) 478-2700 ext. 29

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